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                                                                   Exhibit 3.1.2


                          CERTIFICATE OF AMENDMENT OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.


            FIRST:    The name of the Corporation is:

                      TAKE-TWO INTERACTIVE SOFTWARE, INC.

            SECOND: Section 8.1 of Article VIII of the Restated Certificate of Incorporation, which refers to the authorized shares of the corporation, is hereby deleted in its entirety and a new Section 8.1 is substituted in lieu thereof to read as follows:

            "Section 8.1. The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share, of which 1,850,000 shares have been designated as Series A Preferred Stock. Previously issued 317 shares of Class A Redeemable, Non-voting Preferred Stock have been redeemed and are no longer outstanding. Previously issued 17,500 shares of Class B Convertible Preferred Stock were converted into Common Stock and are no longer outstanding.

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            The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series."

            THIRD:    The amendment to the Certificate of Incorporation has
been duly adopted by the Board of Directors and approved by the Stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, this Certificate has been executed this 30th day of April 1998, by the undersigned, who affirms that the statements made herein are true under penalties of perjury.

                                      TAKE-TWO INTERACTIVE SOFTWARE, INC.

                                      By: /s/ Ryan A. Brant
                                      ________________________________________
                                      Ryan A. Brant
                                      Chief Executive Officer


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